 Exhibit 99.1
Investor Contact:
Jeremy A. Friedman
Executive Vice President & Chief Financial Officer
(978) 570-6900
jeremy.friedman@accellent.com

For Immediate Release

Robert E. Kirby Appointed President & Chief Executive Officer of Accellent Inc.

Wilmington, MA (October 9, 2007) – Accellent Inc., a leading provider of outsourced precision manufacturing and engineering services to the medical device industry, announced today that effective October 29, 2007, Robert E. Kirby is named President and Chief Executive Officer.  Kenneth W. Freeman will continue as Executive Chairman.

“Bob brings a breadth of experience and a track record of accomplishment to Accellent,” said Mr. Freeman.  “He has a reputation for dramatically improving performance and leading highly effective teams.”

Mr. Kirby, 51, has thirty years of operating experience, most recently at Handleman Company, where he was President and Chief Operating Officer.  Prior to Handleman, Mr. Kirby served in a number of leadership roles with Johnson & Johnson including President, Personal Products Company; Vice President, Global Supply Chain and Vice President, North American Operations -  Consumer and Personal Care Group; and Vice President, Research and Development - Consumer Products Group.

Mr. Kirby began his career at Procter & Gamble as a scientist and has also held leadership positions in research and development, engineering and manufacturing at Kimberly-Clark Corporation and James River/Fort James Corporation.

Mr. Kirby received a bachelor’s degree in chemical engineering from the University of New Hampshire in 1978.  He will relocate to the Wilmington, Massachusetts area.

About Accellent
Accellent Inc. provides fully integrated, outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets.  Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management.  These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently.  For more information, please visit www.accellent.com.